Exhibit 23.1
                                         CONSENT OF INDEPENDENT ACCOUNTANT


         We hereby consent to the use in this Prospectus constituting part of the Registration Statement Number of our report dated August 28, 1997 relating to the consolidated financial statements of Ammonia Hold, Inc. We also consent to the reference to us under the caption "Experts."


CROUCH, BIERWOLF & CHISHOLM



Salt Lake City, Utah
October 10, 1997